EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of our report dated April 22, 2002 relating to the financial statements and financial statement schedule of Integrated Device Technology, Inc., which appears in Integrated Device Technology, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
November 1, 2002